Exhibit 99.1

FOR IMMEDIATE RELEASE

ARCHIPELAGO LEARNING INC. NAMES THOMAS HEDRICK TO BOARD

DALLAS, Texas -- Jan. 28, 2010 -- Archipelago Learning Inc. (NASDAQ: ARCL), a leading subscription-based online education company, today announced the election of Thomas F. Hedrick to its board of directors.  Hedrick will also serve on Archipelago Learning’s Audit Committee.

Tim McEwen, chief executive officer commented, “We are delighted to add Tom Hedrick to the company’s board of directors. Tom’s extensive experience working with high-performing technology companies in the areas of strategy, culture and acquisitions, and his leadership role as a school board president make him a perfect fit for moving our Study Island and Northstar Learning brands forward.  We are excited to start working with Tom and look forward to the value he will bring to the board and our company.

Since 2002, Hedrick has been managing director of two venture capital investment and advisory firms, Dillon Joyce Ltd. and HP Growth Partners LLC.  He has also been an advisor to Vortex Partners LP, a Dallas-based venture fund and to SSM Partners, a Memphis-based growth capital fund.  From 1987 through 2002, Hedrick was with McKinsey & Company where he rose to the position of director and managing partner of the Dallas office.  While at McKinsey, he co-led the North American high tech practice and the Texas private equity and venture capital practices.  Hedrick serves on the board of directors of All Web Leads, a provider of consumer leads for the insurance industry; Bulldog Solutions, an online marketing agency; RealManage, a provider of SaaS and services to homeowner associations; and CelAccess, a provider of wireless access control via SaaS. He is past president of an elementary and middle school board and currently serves on the advisory board for the Alliance for Catholic Education consulting initiative.  Mr. Hedrick has a Bachelor of Science degree in Chemical Engineering from the University of Notre Dame and an Master of ..Business Administration from Harvard Business School.

About Archipelago Learning
Archipelago Learning is a leading subscription-based online education company that provides standards-based instruction, practice, assessments and productivity tools that improve the performance of educators and students via proprietary web-based platforms. Study Island, the core product line, helps students in kindergarten through 12th grade master grade-level academic standards in a fun and engaging manner. Study Island products are utilized by approximately 9 million students in more than 21,500 schools in 50 states and Canada For more information, please visit www.archipelagolearning.com. Archipelago Learning is headquartered in Dallas, Texas.

Investors:
John Rouleau
Integrated Corporate Relations
203-682-8342
John.Rouleau@ircinc.com

Media:
Leslie Eicher, APR
Eicher Communications Inc.
314-965-1776
Leslie@EicherCommunications.com]

Forward Looking Statements:
This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company. These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties discussed in our filings with the Securities and Exchange Commission, which could cause the Company’s actual results to differ materially from expected results. The Company undertakes no obligation to publicly update any forward-looking statement contained in this release, whether as a result of new information, future developments or otherwise, except as may be required by law.